Lite Strategy Repurchases 13% of Outstanding Shares Since December, Increasing Litecoin Backing Per Share

Lite Strategy Buys Back Roughly 4.9 Million Shares at an Average Price of $1.11 with No Debt Incurred

SAN DIEGO, July 30, 2026 — Lite Strategy, Inc. (Nasdaq: LITS) (“Lite Strategy” or the “Company”), the first U.S. public company to adopt Litecoin (LTC) as its primary treasury reserve asset, today announced that since it commenced utilization of its Share Repurchase Program (the “Program”) in December 2025 and through July 17, 2026, it has repurchased approximately 4.9 million shares of its common stock, or 13% of the shares outstanding at the time the Program commenced. The Company deployed approximately $5.4 million at an average price of $1.11 per share and funded the repurchases entirely through its active treasury operations.

“Our stock has traded well below the value of the Litecoin behind it, and we opted to not sit passively on this gap,” said Jay File, CEO and CFO of Lite Strategy. “At our NAV levels, we believe repurchasing shares is among the highest-conviction capital allocation decisions available to the Company, and that it reflects an alignment between market conditions and long-term stockholder interests. Using the proceeds from selling a measured portion of our Litecoin treasury asset to repurchase these shares at a substantial discount to NAV has effectively allowed us to monetize the discount, and, in return, it leaves more Litecoin behind each remaining share. That is what prudent and disciplined active treasury management produces.”

Lite Strategy commenced the program when its shares were trading at a discount to the net asset value (“NAV”) of the underlying Litecoin treasury asset, which reached the low 40% range during the repurchase period. By repurchasing shares at prices below NAV, each repurchase increased the amount of LTC supporting every remaining share of common stock. Through the program, that discount has narrowed to below 25%. As of July 17, 2026, Lite Strategy holds 819,070 LTC against 31,882,648 shares outstanding.

Lite Strategy financed the program entirely from treasury operations consisting of Litecoin sales and covered call premiums. At a moment when many other digital asset treasury companies are borrowing against their crypto holdings to fund buybacks, Lite Strategy’s balance sheet continues to carry no debt.

“The buyback program reflects exactly what disciplined digital asset treasury management looks like: low operating cash burn, pure Litecoin exposure, and a concrete mechanism for returning value to stockholders without compromising the core position,” said Joshua Riezman, Board Member and Chief Strategy Officer of GSR. “Having management implement this strategy while the Company trades significantly below NAV levels is to our stockholders’ advantage. Our stockholders end up owning a larger portion of the treasury without spending operational cash, without dilution and without the Company taking on leverage.”

Lite Strategy intends to continue the repurchase program for as long as it remains value accretive to stockholders. The Company plans to keep funding buybacks through active treasury management only, preserving its low-burn operations and debt-free status, while continuing to pursue additional ways to grow Litecoin backing per share and build out the broader Litecoin ecosystem. The Company ended fiscal year 2026 with cash of $5.7 million and total liabilities of $1.1 million.

Because the Company’s financial statements for the fourth quarter and full year ended June 30, 2026 have not yet been finalized or audited, and the Company’s financial closing procedures and independent audit with respect to the estimated financial information provided herein have not yet been completed, the preliminary statements regarding the Company’s current expectations with respect to its fourth quarter and full year ended June 30, 2026 cash and total liabilities and other estimates, including LTC held and the number of shares of common stock outstanding, are subject to change, and the Company’s final results for this period may differ materially from these preliminary estimates. Accordingly, you should not place undue reliance on these preliminary estimates. The Company undertakes no obligation to update or supplement the information provided in this press release until the Company releases its financial statements for the fourth quarter and full year ended June 30, 2026. The preliminary financial information included herein reflects the Company's current estimates based on information available as of the date hereof and has been prepared by Company management. This preliminary financial and operational information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. This preliminary financial and operational information could be impacted by the effects of financial closing procedures, final adjustments, and other developments.

About Lite Strategy, Inc.

Lite Strategy, Inc. (Nasdaq: LITS) is the first U.S. publicly traded company to adopt Litecoin (LTC) as its primary treasury reserve asset. The company employs an active treasury management strategy to generate yield on its LTC holdings, compound LTC per share, and create lasting stockholder value. Lite Strategy offers investors regulated, transparent and actively managed exposure to Litecoin that no ETF or passive vehicle can replicate. Lite Strategy also retains a portfolio of pharmaceutical assets, providing strategic optionality independent of its digital asset treasury. For more information, visit www.litestrategy.com.

Forward-Looking Statements

Certain statements in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s intentions and plans for the share repurchase program, believed advantages, planned LTC sales, LTC holdings, NAV discount targets and strategic direction. Actual results could differ materially from those expressed or implied due to risks and uncertainties including, but not limited to, fluctuations in the market price of LTC, the company’s ability to execute its repurchase program on favorable terms or at all, changes in the accounting treatment of digital assets, regulatory developments affecting digital assets, and other risk factors detailed in the company’s annual report and filings with the Securities and Exchange Commission. The company does not intend to update any forward-looking statements.

Contacts:

Investor Relations:

Alliance Advisors IR

Adele Carey

SVP, Investor Relations

investor@litestrategy.com

Public Relations:

Alliance Advisors IR

Aayushi

PR & Media Associate

media@litestrategy.com

Impact3

Casey Wilson

Head of Public Relations

media@litestrategy.com